UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

DEALERTRACK TECHNOLOGIES, INC.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

242309102

(CUSIP Number)

March 1, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 242309102	Page 2 of 31 Pages

1.	Name of reporting persons: MPL (Cayman) LP
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[1]
12.	Type of reporting person (see instructions): PN

[1]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 3 of 31 Pages

1.	Name of reporting persons: MPL (Cayman) GP LTD
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[2]
12.	Type of reporting person (see instructions): OO

[2]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 4 of 31 Pages

1.	Name of reporting persons: Apax Europe VI GP Co. Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Guernsey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[3]
12.	Type of reporting person (see instructions): OO

[3]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 5 of 31 Pages

1.	Name of reporting persons: Apax Europe VI GP L.P. Inc.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Guernsey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[4]
12.	Type of reporting person (see instructions): OO

[4]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 6 of 31 Pages

1.	Name of reporting persons: Apax Europe VI-A, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: England
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[5]
12.	Type of reporting person (see instructions): PN

[5]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 7 of 31 Pages

1.	Name of reporting persons: Apax Europe VI-1, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: England
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[6]
12.	Type of reporting person (see instructions): PN

[6]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 8 of 31 Pages

1.	Name of reporting persons: Apax Europe VII GP Co. Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Guernsey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[7]
12.	Type of reporting person (see instructions): OO

[7]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 9 of 31 Pages

1.	Name of reporting persons: Apax Europe VII GP L.P. Inc.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Guernsey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[8]
12.	Type of reporting person (see instructions): OO

[8]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 10 of 31 Pages

1.	Name of reporting persons: Apax Europe VII-1, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: England
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[9]
12.	Type of reporting person (see instructions): PN

[9]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 11 of 31 Pages

1.	Name of reporting persons: Apax Europe VII-A, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: England
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[10]
12.	Type of reporting person (see instructions): PN

[10]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 12 of 31 Pages

1.	Name of reporting persons: Apax Europe VII-B, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: England
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[11]
12.	Type of reporting person (see instructions): PN

[11]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 13 of 31 Pages

1.	Name of reporting persons: Apax Guernsey (Holdco) PCC Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Guernsey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[12]
12.	Type of reporting person (see instructions): OO

[12]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 14 of 31 Pages

1.	Name of reporting persons: Apax US VII, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[13]
12.	Type of reporting person (see instructions): PN

[13]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 15 of 31 Pages

1.	Name of reporting persons: Apax US VII GP, L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[14]
12.	Type of reporting person (see instructions): PN

[14]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 16 of 31 Pages

1.	Name of reporting persons: Apax US VII GP, Ltd.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[15]
12.	Type of reporting person (see instructions): OO

[15]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 17 of 31 Pages

1.	Name of reporting persons: Megrue, John F
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: -0-
	6.	Shared voting power: 3,017,298
	7.	Sole dispositive power: -0-
	8.	Shared dispositive power: 2,759,267
9.	Aggregate amount beneficially owned by each reporting person: 3,017,298
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.7%[16]
12.	Type of reporting person (see instructions): IN

[16]	The calculation of the foregoing percentage is based on 52,873,149 shares of common stock, which includes (i) 44,158,149 shares of common stock outstanding as of February 1, 2014 (as reported in the Company’s Annual Report on Form 10-K filed on February 21, 2014) and (ii) 8,715,000 shares of common stock issued in connection with closing of the Company’s acquisition of Dealer Dot Com, Inc. by the Company (as reported in the Company’s Current Report on Form 8-K filed on March 4, 2014).

13G

CUSIP No. 242309102	Page 18 of 31 Pages

Item 1.

(a).	Name of Issuer

Dealertrack Technologies, Inc. (the “Company”)

(b).	Address of Issuer’s Principal Executive Offices:

1111 Marcus Avenue

Suite M04

Lake Success, NY 11042

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

MPL (CAYMAN) LP

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: CAYMAN ISLANDS

MPL (CAYMAN) GP LTD

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: CAYMAN ISLANDS

APAX EUROPE VI GP CO. LIMITED

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VI GP L.P. INC.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VI-A, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VI-1, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

13G

CUSIP No. 242309102	Page 19 of 31 Pages

APAX EUROPE VII GP CO. LIMITED

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VII GP L.P. INC.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VII-1, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VII-A, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VII-B, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX GUERNSEY (HOLDCO) PCC LIMITED

THIRD FLOOR, ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY X0 GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX US VII, L.P.

P.O. BOX 908GT

GEORGETOWN

GRAND CAYMAN E9 KY1-9002

PLACE OF ORGANIZATION: CAYMAN ISLANDS

APAX US VII GP, L.P.

C/O WALKER SPV LIMITED

WALKER HOUSE, PO BOX 908GT

GEORGE TOWN, GRAND CAYMAN E9 KY1-9002

PLACE OF ORGANIZATION: CAYMAN ISLANDS

13G

CUSIP No. 242309102	Page 20 of 31 Pages

APAX US VII GP, LTD.

P.O. BOX 908GT

GEORGE TOWN, GRAND CAYMAN E9 KY1-9002

PLACE OF ORGANIZATION: CAYMAN ISLANDS

MEGRUE, JOHN F

C/O APAX PARTNERS, L.P.

601 LEXINGTON AVENUE, 53RD FLOOR

CITIZENSHIP: UNITED STATES

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

MPL (Cayman) LP is owned by Apax Europe VI Nominees Ltd (holding 18.7% as a nominee for Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P.), Apax Europe VII Nominees Ltd (holding 73.2% as a nominee for Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.) and Apax US VII, L.P. (holding 8.0%). MPL (Cayman) GP Ltd. is the general partner of MPL (Cayman) LP. MPL (Cayman) GP Ltd. is owned by Apax Europe VI Nominees Ltd. (holding 33.33%), Apax Europe VII Nominees Ltd. (holding 33.33%) and Apax US VII, L.P. (holding 33.33%).

Apax Europe VI GP L.P. Inc. is the general partner of each of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. Apax Europe VI GP Co. Limited is the general partner of Apax Europe VI GP L.P. Inc. Apax Europe VI GP Co. Limited is a wholly owned subsidiary of Apax Guernsey (Holdco) PCC Limited.

Apax Europe VII GP L.P. Inc. is the general partner of each of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. Apax Europe VII GP Co. Limited is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP Co. Limited is a wholly owned subsidiary of Apax Guernsey (Holdco) PCC Limited.

Apax US VII GP, L.P. is the general partner of Apax US VII, L.P. Apax US VII GP, Ltd. is the general partner of Apax US VII GP, L.P. John F. Megrue owns 100% of the equity interests of Apax US VII GP, Ltd.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value (the “Common Stock”)

Item 2(e).	CUSIP Number:

242309102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

13G

CUSIP No. 242309102	Page 21 of 31 Pages

Item 4.	Ownership.

(a)	Amount beneficially owned:

As of the date hereof each of the Reporting Persons may be deemed to be the beneficial owner of the 3,017,298 shares of Common Stock held by MPL (Cayman) LP.

(b)	Percent of class:

See Item 11 of each cover page.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [    ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

13G

CUSIP No. 242309102	Page 22 of 31 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13G

CUSIP No. 242309102	Page 23 of 31 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: April 9, 2014

MPL (CAYMAN) LP

By:	MPL (Cayman) GP Ltd,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

MPL (CAYMAN) GP LTD

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VI GP CO. LIMITED

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VI GP L.P. INC.

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director of General Partner

APAX EUROPE VI-A LP

By:	Apax Europe VI GP L.P. Inc.,
Its general partner

By:	Apax Europe VI GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

13G

CUSIP No. 242309102	Page 24 of 31 Pages

APAX EUROPE VI-1 LP

By:	Apax Europe VI GP L.P. Inc.,
Its general partner

By:	Apax Europe VI GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP CO. LIMITED

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP LP. INC.

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII - 1, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

13G

CUSIP No. 242309102	Page 25 of 31 Pages

APAX EUROPE VII - A, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII - B, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX GUERNSEY (HOLDCO) PCC LIMITED

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

13G

CUSIP No. 06647F102	Page 26 of 31 Pages

APAX US VII, L.P.

By:	Apax US VII GP, L.P.
Its General Partner

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
	Name:	John Megrue
	Title:	CEO

APAX US VII GP, L.P.

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
	Name:	John Megrue
	Title:	CEO

APAX US VII GP, LTD.

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO

MEGRUE, JOHN F

By:	/s/ John Megrue
Name:	John Megrue

13G

CUSIP No. 06647F102	Page 27 of 31 Pages

EXHIBIT LIST

Exhibit A Joint Filing Agreement, dated as of April 9, 2014, by and among MPL (Cayman) LP, MPL (Cayman) GP Ltd. Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., Apax Europe VI GP L.P. Inc., Apax Europe VI GP Co. Limited, Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII, L.P., Apax Europe VII GP L.P. Inc., Apax Europe VII GP Co. Limited, Apax Guernsey (Holdco) PCC Limited, Apax US VII GP, L.P., Apax US VII, L.P., Apax US VII GP, Ltd. and John F. Megrue.

13G

CUSIP No. 06647F102	Page 28 of 31 Pages

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.01 par value per share, of Dealertrack Technologies, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 9, 2014

MPL (CAYMAN) LP

By:	MPL (Cayman) GP Ltd,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	A.W. Guille

MPL (CAYMAN) GP LTD

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VI GP CO. LIMITED

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VI GP L.P. INC.

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

13G

CUSIP No. 06647F102	Page 29 of 31 Pages

APAX EUROPE VI-A LP

By:	Apax Europe VI GP L.P. Inc.,
Its general partner

By:	Apax Europe VI GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VI-1 LP

By:	Apax Europe VI GP L.P. Inc.,
Its general partner

By:	Apax Europe VI GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP CO. LIMITED

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP LP. INC.

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

13G

CUSIP No. 06647F102	Page 30 of 31 Pages

APAX EUROPE VII - 1, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII - A, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII - B, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Limited,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX GUERNSEY (HOLDCO) PCC LIMITED

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

13G

CUSIP No. 06647F102	Page 31 of 31 Pages

APAX US VII, L.P.

By:	Apax US VII GP, L.P.
Its General Partner

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
	Name:	John Megrue
	Title:	CEO

APAX US VII GP, L.P.

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
	Name:	John Megrue
	Title:	CEO

APAX US VII GP, LTD.

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO

MEGRUE, JOHN F

By:	/s/ John Megrue
Name:	John Megrue